Exhibit 3(a)(iii)


                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                              THACKERAY CORPORATION

                             ----------------------


                  Thackeray Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

                  FIRST: That at a meeting of the Board of Directors of Thackeray Corporation resolutions were duly adopted setting forth a proposed amendment to the Certificate of Incorporation of said Corporation, declaring said amendment to be advisable and calling for such amendment to be submitted to a vote of the stockholders of said Corporation of consideration thereof at the Annual Meeting of the stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

                           RESOLVED, that the Certificate of Incorporation of
                  the Corporation be amended in the following respect:

                           By adding a new Article Eleventh thereof which
                  Article Eleventh shall be and read as follows:

                           "ELEVENTH: No director shall be personally liable to
                  the Corporation or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under
                  Section 174 of Title 8 of the Delaware Code (relating to the Delaware General Corporation Law) or any amendment thereto or


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                  successor provision thereto or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Corporation or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law or (iv) shall have derived an improper personal benefit. Neither the amendment nor repeal of this Article Eleventh, nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Eleventh, shall eliminate or reduce the effect of this Article Eleventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Eleventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision."

                  SECOND: That thereafter, pursuant to resolutions of its Board of Directors and by vote taken at the Annual Meeting of the stockholders of said Corporation, the necessary number of shares as required by statute were voted in favor of the adoption of the amendment.

                  THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.



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                  IN WITNESS WHEREOF, said Corporation has caused this
certificate to be signed by Martin J. Rabinowitz, its President, and attested by Ronald D. Rothberg, its Secretary, this 21st day of May, 1987.


                                            THACKERAY CORPORATION

                                            By /s/ Martin J. Rabinowitz
                                               ------------------------------
                                               Title: President


ATTEST:

By /s/ Ronald D. Rothberg
   ------------------------------
   Secretary










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